Exhibit 99.2

Victory Legal Group

Date: 27 August 2011

China North East Petroleum Holdings Ltd.

445 Park Avenue, 10 Fl

New York, NY 100022

USA

Attention: Mr. Wang Hong Jun

Dear Sirs,

RE: SHARE TRUST ARRANGEMENTS

1.
We have been asked by you to render this legal opinion as your PRC legal counsel in respect of the laws of the People’s Republic of China (the “PRC”) in connection with certain share trust arrangements between Song Yuan North East Petroleum Technical Services Co., Ltd. (“Song Yuan Technical”) and the following PRC individuals (“Individuals”): Wang Hong Jun, Ai Chang Shan and Chen Zhi Yong for the following four subsidiaries of Song Yuan Technical:

(a)	Long De Oil & Gas Development Co., Ltd. (“Long De”);

(b)	Yu Qiao Oil & Gas Development Co., Ltd. (“Yu Qiao”);

(c)	Song Yuan City Tian Cheng Drilling Engineering Co., Limited (“Tian Cheng”);and

(d)	Sunite Right Banner Sheng Yuan Oil and Gas Technology Development Co., Ltd (“Sheng Yuan”).

2.
In this opinion, unless the subject or context otherwise requires, People’s Republic of China, PRC or China refers to the mainland of China, and does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan for the purpose of this opinion.

Address: Unit J, 14 Floor, Huamin Empire Plaza, No. 726, Yan An West Road, Shanghai, 200050 PRC
Tel: +86 21 6211 2390       Fax: +86 21 6211 2387    Email: general@victorylegalgroup.com
http://www.victorylegalgroup.com

3.
This opinion is limited to the laws of the PRC of general application as at the date of this opinion as currently applied by the PRC courts and is given on the basis that it will be governed by and construed in accordance with the laws of the PRC. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

4.	For the purposes of this opinion, we have examined the following documents (“Documents”):

(a)
a copy of the share trust agreement dated 8 October 2006 between Song Yuan Technical and Ai Chang Shan pursuant to which Ai Chang Shan holds an equity interest in Long De on behalf of Song Yuan Technical;

(b)
a copy of the share trust agreement dated 18 April 2008 between Song Yuan Technical and Wang Hong Jun pursuant to which Wang Hong Jun holds an equity interest in Yu Qiao on behalf of Song Yuan Technical;

(c)
a copy of the share trust agreement dated 28 September 2009 between Song Yuan Technical and Wang Hong Jun pursuant to which Wan Hong Jun holds an equity interest in Tian Cheng on behalf of Song Yuan Technical;

(d)	a copy of share trust agreement dated 12 April 2011 between Chen Zhi Yong and Song Yuan Technical pursuant to which Chen Zhi Yong an equity interest in Sheng Yuan on behalf of Song Yuan Technical.

(Sub-paragraphs (a) to (d) above are each referred to as the “Share Trust Agreement” and collectively “Share Trust Agreements”)

(e)	copies of business licenses of Song Yuan Technical dated 3 June 2010;

(f)	copies of business licenses of Long De dated 5 May 2011 issued by Chang Ling Administration of Industry and Commerce;

(g)	a copy of the articles of association of Long De dated 17 March 2008 including amendments thereto;

(h)	copies of business licenses of Yu Qiao dated 29 April 2008 issued by Song Yuan Administration of Industry and Commerce;

(i)	a copy of the articles of association of Yu Qiao dated 7 April 2008 including amendments thereto;

(j)	copies of business licenses of Tian Cheng dated 2010 (the month and day on which cannot be identified) issued by Song Yuan Administration of Industry and Commerce;

(k)	a copy of the articles of association of Tian Cheng dated 19 October 2009 including amendments thereto;

(l)	copies of business licenses of Sheng Yuan dated 1 July 2010 issued by Sunite Right Banner Administration of Industry and Commerce; and

(m)	a copy of the articles of association of Sheng Yuan dated 31 March 2011 including amendments thereto.

5.	Upon review of the Documents under paragraph 4, it is understood that:

(a)
each of Song Yuan Technical, Long De, Yu Qiao, Tian Cheng and Sheng Yuan is a company duly organized and validly existing in China; (ii) has full power and authority to carry on its business as it is being conducted and as proposed to be conducted and to own and use the properties and assets it now owns; (iii) is duly qualified or licensed to do business in every jurisdiction in which the ownership and use of its property or the conduct of its business requires such qualification, except where the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on China North East Petroleum Holdings Limited or any of its subsidiaries; and (iv) has all requisite power and authority to execute and deliver the respective Share Trust Agreement to which it is a party and perform its obligations thereunder, and has taken all necessary action to authorize the execution, delivery and performance of the Share Trust Agreements to which it is a party.  .

(b)	the current shareholders of Long De registered at Chang Ling Administration of Industry and Commerce and their respective shareholding percentages are:

➢	Song Yuan Technical, holding 90% shares; and

➢	Ai Chang Shan, holding 10% shares.

According to the share trust agreement dated 8 October 2006 between Song Yuan Technical and Ai Chang Shan, the share transfer agreement dated 17 March 2008 between Ai Chang Shan and Song Yuan Technical and the share transfer agreement dated 17 March 2008 between Sun Peng and Song Yuan Technical, the 10% shares in Long De are held by Ai Chang Shan in trust for Song Yuan Technical.

(c)	the current shareholders of Yu Qiao registered at Song Yuan Administration of Industry and Commerce and their respective shareholding percentages are:

➢	Song Yuan Technical, holding 90% shares; and

➢	Wang Hong Jun, holding 10% shares,

According to the share trust agreement dated 18 April 2008 between Song Yuan Technical and Wang Hong Jun, the 10% shares in Yu Qiao are held by Wang Hong Jun in trust for Song Yuan Technical.

(d)	the current shareholders of Tian Cheng registered at Song Yuan Administration of Industry and Commerce and their respective shareholding percentages are:

➢	Song Yuan Technical, holding 95% shares; and

➢	Wang Hong Jun, holding 5% shares.

According to the share trust agreement dated 28 September 2009 between Song Yuan Technical and Wang Hong Jun, the 5% shares in Tian Cheng are held by Wang Hong Jun in trust for Song Yuan Technical.

(e)	the current shareholders of Sheng Yuan registered at Sunite Right Banner Administration of Industry and Commerce and their respective shareholding percentages are:

➢	Song Yuan Technical, holding 90% shares; and

➢	Chen Zhi Yong, holding 10% shares.

According to the share trust agreement dated 12 April 2011 between Chen Zhi Yong and Song Yuan Technical, the 10% shares in Sheng Yuan are held by Chen Zhi Yong in trust for Song Yuan Technical.

6.	For the purposes of this opinion, we have not reviewed or examined other documents than the Documents.

Assumptions

7.	In rendering this opinion, we have made the following assumptions (without enquiry):

(a)
all signatures and seals on the originals or certified copies of the Documents are genuine and are those of the indicated signatories or their respective duly authorized attorneys, all company stamps are genuine and are affixed by the duly authorized representatives of the respective companies and all copies submitted to us as certified or reproduction copies conform to the originals and are complete;

(b)
all factual statements, including representations and warranties, contained in the Documents are correct. The shareholders of and their shareholding percentages in each of Long De, Yu Qiao, Tian Cheng and Sheng Yuan under the Documents are complete and up-to-date and afterwards there are no other changes (either registered or not with the competent administration of industry and commerce in accordance with relevant PRC laws) in respect of such shareholders and their shareholding percentages;

(c)
each of the parties to respective Share Trust Agreements has not entered into any agreement, document, arrangement or transaction which may in any way prohibit or restrict its right of entry into, and the performance of its obligations under, the related Share Trust Agreements;

(d)
the decision to enter into and execute the Share Trust Agreements was reached by the respective persons, director(s) and/or shareholder(s) of the parties thereto bona fide in accordance with their respective constitutional documents, and for the benefit of the respective parties thereto, and without intention to defraud its creditors, and was a decision such persons, director(s) and/or shareholder(s) could reasonably take on the basis of the information available to them and that no circumstances have arisen or will arise which could affect in any way the making of such decisions;

(e)
each of Long De, Yu Qiao , Tian Cheng and Sheng Yuan is solvent at the time of, and immediately after, the execution and delivery of the respective Share Trust Agreements, and will not be rendered insolvent as a result of its execution and delivery of the related Share Trust Agreements;

(f)
Wang Hong Ju, Ai Chang Shan and Chen Zhi Yong are citizens of the PRC and are not insane or mentally ill, or are otherwise without the capability or limited capability for civil conduct in accordance with the General Rules of Civil Law of the PRC;

Opinion

8.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)
Each of Song Yuan Technical, Wang Hong Jun, Ai Chang Shan and Chen Zhi Yong have all requisite power and authority to execute and deliver the Share Trust Agreements to which they are a party and perform their obligations thereunder, and has taken all necessary action to authorize the execution, delivery and performance of the Share Trust Agreements to which they are a party.

(b)
Each of the Share Trust Agreements has been duly executed and delivered by the parties and constitutes legal, valid and binding obligations of the parties enforceable against them in accordance with its terms as of the date of such Share Trust Agreement and as the date of this opinion,

(c)	Where Wang Hong Jun, Ai Chang Shan and Chen Zhi Yong comply with the respective Share Trust Agreements,

(i)	Song Yuan Technical is able to exert effective control over Yu Qiao, Long De and Tian Cheng until the expiration of the Share Trust Agreements as set forth therein;

(ii)	all of the profits and dividends (if any) distributed by Yu Qiao to Wang Hong Jun will be transferred to Song Yuan Technical;

(iii)	all of the profits and dividends (if any) distributed by Long De to Ai Chang Shan will be transferred to Song Yuan Technical;

(iv)	all of the profits and dividends (if any) distributed by Tian Cheng to Wang Hong Jun will be transferred to Song Yuan Technical;

(v)	all of the profits and dividends (if any) distributed by Sheng Yuan to Chen Zhi Yong will be transferred to Song Yuan Technical.

(d)
The shareholding structure pursuant to which Song Yuan Technical holds 90% of the equity of Yu Qiao and Wang Hong Jun holds 10% of the equity of Yu Qiao in trust for Song Yuan Technical complies with existing PRC laws and regulations.

(e)
The shareholding structure pursuant to which Song Yuan Technical holds 90% of the equity of Long De and Ai Chang Shan holds 10% of the equity of Long De in trust for Song Yuan Technical complies with existing PRC laws and regulations.

(f)
The shareholding structure pursuant to which Song Yuan Technical holds 95% of the equity of Tian Cheng and Wang Hong Junholds 5% of the equity of Tian Cheng in trust for Song Yuan Technical complies with existing PRC laws and regulations.

(g)
The shareholding structure pursuant to which Song Yuan Technical holds 90% of the equity of Sheng Yuan and Chen Zhi Yong holds 10% of the equity of Sheng Yuan in trust for Song Yuan Technical complies with existing PRC laws and regulations.

(h)	In accordance with the respective Share Trust Agreements, Song Yuan Technical is the actual owner and ultimate beneficiary of:

(i)	the 10% of the equity of Yu Qiao held by Wang Hong Jun in trust for Song Yuan Technical;

(ii)	the 10% of the equity of Long De held by Ai Chang Shan in trust for Song Yuan Technical;

(iii)	the 5% of the equity of Tian Cheng held by Wang Hong Jun in trust for Song Yuan Technical; and

(iv)	the 10% of the equity of Sheng Yuan held by Chen Zhi Yong in trust for Song Yuan Technical.

The above contractual arrangement is not based on the exclusive purchase option.

Qualifications

9.	This opinion is subject to the following qualifications:

(a)
The term “enforce” and “enforceable” as used in this opinion means that the obligations assumed by the parties under respective Share Trust Agreements are of a type that the PRC courts enforce. It does not however mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms. In particular:

(i)
enforcement will be subject to bankruptcy, insolvency, liquidation, reorganization, moratorium of any corporate party to a contract, the death of individual party to a contract, losing his/her civil conduct capability or restriction of his/her civil conduct capability;

(ii)
claims may become barred under the provisions of the PRC law in respect of limitation of actions (including limitation of the period for initiating actions), and may be or become subject to defenses of set-off or counterclaim;

(iii)	enforcement may be limited by the provisions of the laws of the PRC applicable to a contract held to have been frustrated by events happening after their execution;

(iv)
a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) and the courts of the PRC will generally not enforce such obligations, where such party has entered into that contract due to material misunderstanding or has been induced to enter into that contract by a misrepresentation or has been forced to enter into that contract under duress or where its unfavorable position has being taken advantage of by the other party / parties to the contract in bad faith or where the contract is apparently unfair at the time it is entered into, and the courts of the PRO will generally not enforce an obligation if there has been fraud.

(b)	This opinion is given on the basis that there will be no amendment to or termination or replacement of respective Share Trust Agreements.

(c)	This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the PRC after the date of this opinion.

(d)
This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Share Trust Agreements or otherwise, including but without limitation, any other documents signed or to be signed in connection therewith or pursuant thereto.

(e)
Foreign ownership of oil and gas exploration or drilling companies in China is subject to PRC regulation including the “Industry Catalogue for the Guidance of Foreign Investment” issued by Ministry of Commerce, Currently, non-PRC citizens cannot own 100% of an oil and gas exploration or drilling company in China and the percentage ownership by a non-PRC citizen of an oil and gas exploration or drilling company in China is subject to the approval of relevant government authorities. There may be substantial uncertainties regarding the interpretation and application of the foregoing regulations and there can be no assurance that the PRC regulatory authorities will not in the future take a view that the Share Trust Agreements and the arrangements thereunder are contrary to such regulations.

10.
This opinion is addressed to you solely for your benefit and can be used or referred by you or your legal advisors and auditors in your relevant annual report, filing with and response, clarification or explanation to the U.S. Securities and Exchange Commission. It is not to be transmitted or otherwise disclosed to any other person nor is it to be relied upon by any other persons or for any other purpose without our prior written consent.

11.
We consent to the use of this opinion as an exhibit to the Annual Report on Form 10-K of China North East Petroleum Holdings Limited for the year ended December 31, 2010 (the “Report”) and any amendments thereto, and consent to the use of our name wherever appearing in the Report and any amendments thereto.

Yours faithfully

/s/ Victory Legal Group
Victory Legal Group